Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-214593 on Form S-3 of Par Pacific Holdings, Inc. of our report dated August 18, 2016, relating to the consolidated financial statements of Hermes Consolidated, LLC and subsidiary as of and for the year ended December 31, 2015, appearing in Amendment No. 1 to the Current Report on Form 8-K of Par Pacific Holdings, Inc. dated August 29, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado December 9, 2016